EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated November 1, 2018, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Third Quarter 2018 Earnings
November 1, 2018, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended September 30, 2018 (“2018 Quarter”). Total revenue for the 2018 Quarter increased to $57.1 million from $56.2 million for the quarter ended September 30, 2017 (“2017 Quarter”). Operating income, which is net income before the impact of change in fair value of derivatives, loss on early extinguishment of debt and gains on sales of property and casualty settlements, if any, increased to $16.7 million for the 2018 Quarter from $14.4 million for the 2017 Quarter.
Net income available to common stockholders increased to $10.2 million ($0.45 per diluted share) for the 2018 Quarter from $8.4 million ($0.38 per diluted share) for the 2017 Quarter.
Same property revenue increased $0.9 million (1.6%) and same property operating income increased $1.2 million (2.9%) for the 2018 Quarter compared to the 2017 Quarter. We define same property revenue as property revenue minus the revenue of properties not in operation for the entirety of the comparable reporting periods. We define same property operating income as property operating income minus the results of properties which were not in operation for the entirety of the comparable periods. Shopping Center same property operating income for the 2018 Quarter totaled $32.5 million, a $0.6 million increase from the 2017 Quarter. Mixed-Use same property operating income totaled $10.5 million, a $0.6 million increase from the prior year.
As of September 30, 2018, 95.0% of the commercial portfolio was leased (not including the residential portfolio), compared to 95.5% at September 30, 2017. On a same property basis, 95.2% of the commercial portfolio was leased as of September 30, 2018, compared to 95.5% at September 30, 2017. As of September 30, 2018, the residential portfolio was 95.7% leased compared to 95.0% at September 30, 2017.
For the nine months ended September 30, 2018 (“2018 Period”), total revenue decreased to $169.8 million from $170.6 million for the nine months ended September 30, 2017 (“2017 Period”). Operating income increased to $47.0 million for the 2018 Period from $46.2 million for the 2017 Period. The increase in operating income was primarily due to (a) increased capitalized interest ($1.8 million), (b) higher commercial base rent due primarily to increased rental rates ($1.8 million), (c) higher residential rent ($0.8 million), and (d) lower depreciation and amortization ($0.4 million) partially offset by (e) the net impact of terminating leases for the spaces previously occupied by Safeway at Broadlands and Kmart at Kentlands ($3.5 million).
Net income available to common stockholders decreased to $26.6 million ($1.19 per diluted share) for the 2018 Period compared to $27.4 million ($1.25 per diluted share) for the 2017 Period. The decrease in net income available to common stockholders was primarily due to extinguishment of issuance costs upon redemption of preferred shares ($2.3 million) partially offset by increased net income ($1.4 million).
Same property revenue decreased $0.4 million (0.2%) and same property operating income decreased $1.5 million (1.2%) for the 2018 Period, compared to the 2017 Period. Shopping Center same property operating income decreased 2.2% and mixed-use same property operating income increased 1.8%. Shopping Center same property operating income decreased primarily due to (a) the net impact of terminating leases for the spaces previously occupied by Safeway at Broadlands and Kmart at Kentlands ($3.5 million) partially offset by (b) an increase in base rent ($2.4 million).
Funds from operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) was $25.0 million ($0.83 per diluted share) in the 2018 Quarter compared to $22.7 million ($0.77 per diluted share) in the 2017 Quarter. FFO for the 2018 Quarter increased primarily due to lower interest and amortization of debt expense. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, excluding gains and losses from property dispositions and impairment charges on real estate assets.
FFO available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and the impact of preferred stock redemptions) decreased 2.7% to $69.4 million ($2.31 per diluted share) in the 2018 Period from $71.3 million ($2.42 per diluted share) in the 2017 Period. FFO available to common stockholders and noncontrolling interests

www.SaulCenters.com

decreased primarily due to (a) the net impact of terminating leases for the spaces previously occupied by Safeway at Broadlands and Kmart at Kentlands ($3.5 million) and (b) extinguishment of issuance costs upon redemption of preferred shares ($2.3 million), partially offset by (c) higher base rent ($2.6 million).
Saul Centers, Inc. is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 60 properties which includes (a) 49 community and neighborhood shopping centers and seven mixed-use properties with approximately 9.3 million square feet of leasable area and (b) four land and development properties. Over 85% of the Saul Centers' property operating income is generated by properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Scott Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Real estate investments
Land	$484,428	$450,256
Buildings and equipment	1,268,120	1,261,830
Construction in progress	161,625	91,114
	1,914,173	1,803,200
Accumulated depreciation	(516,568)	(488,166)
	1,397,605	1,315,034
Cash and cash equivalents	9,771	10,908
Accounts receivable and accrued income, net	55,541	54,057
Deferred leasing costs, net	28,057	27,255
Prepaid expenses, net	9,015	5,248
Other assets	6,149	9,950
Total assets	$1,506,138	$1,422,452

Liabilities
Notes payable	$861,897	$897,888
Revolving credit facility payable	75,200	60,734
Term loan facility payable	74,568	—
Construction loan payable	1,247	—
Dividends and distributions payable	18,722	18,520
Accounts payable, accrued expenses and other liabilities	31,958	23,123
Deferred income	25,747	29,084
Total liabilities	1,089,339	1,029,349

Equity
Preferred stock	180,000	180,000
Common stock	225	221
Additional paid-in capital	373,036	352,590
Distributions in excess of accumulated net income and accumulated other comprehensive loss	(206,028)	(198,406)
Total Saul Centers, Inc. equity	347,233	334,405
Noncontrolling interests	69,566	58,698
Total equity	416,799	393,103
Total liabilities and equity	$1,506,138	$1,422,452

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Property revenue	(unaudited)		(unaudited)
Base rent	$46,189	$45,385	$137,999	$135,436
Expense recoveries	9,209	9,447	26,582	26,378
Percentage rent	119	67	786	968
Other property revenue	1,494	1,329	4,263	7,797
Total property revenue	57,011	56,228	169,630	170,579
Property expenses
Property operating expenses	6,910	7,418	20,766	20,543
Provision for credit losses	101	52	530	602
Real estate taxes	6,937	6,834	20,559	20,124
Total property expenses	13,948	14,304	41,855	41,269
Property operating income	43,063	41,924	127,775	129,310

Other revenue	48	9	218	31
Other expenses
Interest expense and amortization of deferred debt costs	11,022	11,821	33,786	35,585
Depreciation and amortization of deferred leasing costs	11,256	11,363	33,956	34,396
General and administrative	4,141	4,363	13,208	13,178
Total other expenses	26,419	27,547	80,950	83,159
Operating income	16,692	14,386	47,043	46,182
Change in fair value of derivatives	10	(1)	(2)	(2)
Gain on sale of property	—	—	509	—
Net income	16,702	14,385	47,550	46,180
Income attributable to noncontrolling interests	(3,547)	(2,902)	(9,265)	(9,483)
Net income attributable to Saul Centers, Inc.	13,155	11,483	38,285	36,697
Extinguishment of issuance costs upon redemption of preferred shares	—	—	(2,328)	—
Preferred stock dividends	(2,953)	(3,093)	(9,309)	(9,281)
Net income available to common stockholders	$10,202	$8,390	$26,648	$27,416
Per share net income available to common stockholders
Basic and diluted	$0.45	$0.38	$1.19	$1.25

Weighted Average Common Stock:
Common stock	22,432	21,942	22,290	21,844
Effect of dilutive options	69	86	46	105
Diluted weighted average common stock	22,501	22,028	22,336	21,949

Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net income	$16,702	$14,385	$47,550	$46,180
Subtract:
Gain on sale of property	—	—	(509)	—
Add:
Real estate depreciation and amortization	11,256	11,363	33,956	34,396
FFO	27,958	25,748	80,997	80,576
Subtract:
Extinguishment of issuance costs upon redemption of preferred shares	—	—	(2,328)	—
Preferred stock dividends	(2,953)	(3,093)	(9,309)	(9,281)
FFO available to common stockholders and noncontrolling interests	$25,005	$22,655	$69,360	$71,295
Weighted average shares:
Diluted weighted average common stock	22,501	22,028	22,336	21,949
Convertible limited partnership units	7,808	7,521	7,700	7,491
Average shares and units used to compute FFO per share	30,309	29,549	30,036	29,440
FFO per share available to common stockholders and noncontrolling interests	$0.83	$0.77	$2.31	$2.42

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding impairment charges on real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of property revenue to same property revenue
(in thousands)	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Total property revenue	$57,011	$56,228	$169,630	$170,579
Less: Acquisitions, dispositions and development properties	(82)	(199)	(3,712)	(4,285)
Total same property revenue	$56,929	$56,029	$165,918	$166,294

Shopping Centers	$41,161	$40,635	$119,352	$120,569
Mixed-Use properties	15,768	15,394	46,566	45,725
Total same property revenue	$56,929	$56,029	$165,918	$166,294

Total Shopping Center revenue	$41,161	$40,834	$122,982	$124,854
Less: Shopping Center acquisitions, dispositions and development properties	—	(199)	(3,630)	(4,285)
Total same Shopping Center revenue	$41,161	$40,635	$119,352	$120,569

Total Mixed-Use property revenue	$15,850	$15,394	$46,648	$45,725
Less: Mixed-Use acquisitions, dispositions and development properties	(82)	—	(82)	—
Total same Mixed-Use property revenue	$15,768	$15,394	$46,566	$45,725

Reconciliation of property operating income to same property operating income
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2018	2017	2018	2017
	(unaudited)		(unaudited)
Property operating income	$43,063	$41,924	$127,775	$129,310
Less: Acquisitions, dispositions and development properties	(51)	(107)	(3,088)	(3,111)
Total same property operating income	$43,012	$41,817	$124,687	$126,199

Shopping Centers	$32,517	$31,928	$93,802	$95,867
Mixed-Use properties	10,495	9,889	30,885	30,332
Total same property operating income	$43,012	$41,817	$124,687	$126,199

Shopping Center operating income	$32,517	$32,035	$96,839	$98,978
Less: Shopping Center acquisitions, dispositions and development properties	—	(107)	(3,037)	(3,111)
Total same Shopping Center operating income	$32,517	$31,928	$93,802	$95,867

Mixed-Use operating income	$10,546	$9,889	$30,936	$30,332
Less: Mixed-Use Acquisitions, dispositions and development properties	(51)	—	(51)	—
Total same Mixed-Use property operating income	$10,495	$9,889	$30,885	$30,332